Exhibit 10.18

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

LICENSE AND SUPPLY AGREEMENT

This Agreement dated this 31st day of March, 2003, by and between Cardinal Health P.R. 409 B.V. having its principal offices at Rd 925 Km 6.1, Bo. Junquito, Humacao PR 00791 (hereafter called “Cardinal Health”), and SkinMedica, Inc. (hereafter called “Purchaser”), having its principal offices at 5909 Sea Lion Place, Suite H, Carlsbad, CA 92008.

BACKGROUND

A. Cardinal Health specializes in manufacture, packaging and related services for the pharmaceutical and cosmeceutical industries and has certain technical and commercial information and know-how relating thereto.

B. Purchaser is a Delaware corporation engaged in the business of marketing dermatological products.

C. Purchaser desires to engage Cardinal Health to manufacture and supply certain of Purchaser’s products.

D. Cardinal Health is the owner of certain proprietary patented packaging technology commonly referred to as the DelPouch, which can be used in the unit-dose packaging of topical pharmaceutical and cosmeceutical products as well as certain proprietary delivery technology commonly referred to as Microsponge.

E. Purchaser desires to acquire from Cardinal Health, and Cardinal Health desires to grant to Purchaser, an exclusive right to purchase certain Products as set forth herein using the aforesaid proprietary patented technologies upon the terms and conditions set forth herein.

TERMS

In consideration of the mutual promises made by the parties hereto and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1. DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this Article unless the context clearly indicates to the contrary:

(a) “Affiliate(s)” with respect to Cardinal Health, means Cardinal Health 400, Inc. (Sterile); Cardinal Health 402, Inc. (Development); Cardinal Health 403, Inc. (Oral); Cardinal Health 404, Inc. (Oral); Cardinal Health 405, Inc. (Development); Cardinal Health 407, Inc. and its subsidiaries (Packaging); Cardinal Health 409, Inc. and its subsidiaries (Oral); Cardinal Health P.R. 409 B.V. (Sterile); Cardinal Health 410, Inc. (Sterile); Cardinal Health 411, Inc. (Commercialization); and any other subsidiary of Cardinal Health, Inc. as may be designated by Cardinal Health, Inc. With respect to Purchaser, “Affiliate” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “Control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

(b) “Agency” shall mean any governmental regulatory authority involved in regulating any aspect of the development, Manufacturing, market approval, sale, distribution or use of the Product in the Territory.

(c) “Benzoyl Peroxide Products” shall mean collectively the trade and sample products to be Manufactured under this Agreement in three (3) concentrations of benzoyl peroxide packaged both in a tube and DelPouch as requested by Purchaser in accordance with the terms and conditions of this Agreement, as described more completely on Attachment 2.

(d) “Calendar Quarter” shall mean each three (3) month calendar period ending on the last day of March, June, September, or December of a given year.

(e) “Cardinal Health Materials” means all Cardinal Health Confidential Information, the Cardinal Health Patents, other intellectual property and developments (including all know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications), owned, licensed or used by Cardinal Health for drug delivery, or in developing or Manufacturing of Products and the packaging equipment, processes or methods of Manufacturing, or any improvements to any of the foregoing, including any container, pouch, vial, ampoule or other form of container developed by Cardinal Health.

(f) “Cardinal Health Patent(s)” means the Patent(s) set forth in Attachment 1.

(g) “Certificate of Analysis” means a summary of the quality control testing, as described in the Specifications, performed by the Cardinal Health for Products supplied under this Agreement.

(h) “cGMP” means current Good Manufacturing Practices of the U.S. Food and Drug Administration, as may be amended from time to time.

(i) “Contract Year” means each twelve (12) month period during the Term which begins on the Effective Date or anniversary of the Effective Date.

(j) “Delivery Date” shall mean the date set forth in the relevant Purchase Order on which Cardinal Health must supply Purchaser with Products pursuant to Section 6(c).

(k) “DelPouch” means certain proprietary patented packaging technology owned by Cardinal Health and described in U.S. Patent No. 6,007,264.

(l) “Effective Date” shall mean the date set forth on page 1 of this Agreement.

(m) “EpiQuin Product” shall mean the trade and sample products to be Manufactured under this Agreement containing EpiQuin and packaged in a DelPouch in accordance with the terms and conditions of this Agreement, as described more completely on Attachment 2.

(n) “Facility” shall mean Cardinal Health’s facility at Road 925 Km. 6.1 Bo. Junquito, Humacao, PR 00791 or facility at State Road #3 Km. 82.2 Humacao, P.R. 00791 or such other facility as agreed by the parties.

(o) “Force Majeure” shall mean any of the following events or conditions, provided that such event or condition did not exist as of the date of execution of this Agreement, was not reasonably foreseeable as of such date and is not reasonably within the control of either party and prevents as a whole or in material part, the performance by a party of its obligations hereunder: acts of state, governmental or regulatory action, orders, legislation, regulations, restrictions, priorities or rationing, riots, disturbance, war (declared or undeclared), terrorism, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, interruption of transportation, embargo (inability to procure or shortage of supply materials, equipment or production facilities), delay of subcontractors or vendors, acts of God, fire, earthquake, flood, hurricane, typhoon, explosion and accident.

(p) “Manufacture/Manufactured/Manufacturing” shall mean the compounding, filling, packaging and testing of the Products as provided in this Agreement, the Development Plan (as defined in Section 2, below), applicable master batch records and the Specifications, including the development, scale-up, validation, stability, formulation, finished product testing.

(q) “Microsponge” means certain proprietary patented technology owned or licensed by Cardinal Health and described in U.S. Patent Nos. 5,145,675 and 4,690,825.

(r) “Patent(s)” shall mean (i) valid United States patents, reexaminations, reissues, renewals, extensions, term restorations, divisionals, continuations and continuations in part thereof, and foreign counterparts thereof, and (ii) pending applications for the United States and foreign patents and foreign counterparts thereof. “Patent” also includes a Supplementary Certificate of Protection of a member state of the European Community and any other similar protective rights in any other country.

(s) “Product(s)” shall mean each of or any of the products set forth on Attachment 2 Manufactured pursuant to this Agreement and the Specifications which (i) in the absence of this Agreement, the use, sale or distribution of which would result in the infringement of one or more claims in the Cardinal Health Patents; or (ii) utilize Cardinal Health Materials.

(t) “Purchase Order” shall mean a written document issued by Purchaser to Cardinal Health in accordance with Section 6(c) hereof, authorizing Cardinal Health’s performance of Manufacturing and other related services pursuant to the terms of this Agreement.

(u) “Purchaser’s Materials” shall mean all Purchaser Confidential Information, intellectual property and developments owned, developed or provided by Purchaser, including, without limitation, Patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, trademarks or trade names relating to such materials.

(v) “Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture the Product in accordance with the Specifications.

(w) “Scope of Work” shall mean the responsibilities of Cardinal Health and Purchaser as set forth in Attachment 4.

(x) “Specifications” shall mean the specifications and quality control testing for each Product mutually agreed upon by the parties promptly after the completion of the formulation work in the Development Phase (as defined in Section 5(a)) for such Product. The Specifications may be amended or modified only upon the written agreement of both parties.

(y) “Territory” shall mean the United States, its territories, commonwealths and possessions.

(z) “Tube Agreement” shall mean the Manufacturing and Supply Agreement between Enhanced Derm Technologies, Inc. and SkinMedica dated June 15, 2002.

2. DEVELOPMENT, SUPPLY, AND GRANT OF LICENSE

(a) Development Plan. Within *** following the execution of this Agreement, the parties shall execute a development plan for each Product (“Development Plan”). The Development Plan shall set forth the responsibilities of the parties covering the activities and timing for the formulation and process development studies, package development and filling studies, pilot scale compounding and filling studies, pre-validation compounding and filling studies, and validation and stability testing to support (i) transfer of the finalized EpiQuin formulation to Puerto Rico, (ii) transfer of the finalized Benzoyl Peroxide formulation to Puerto Rico, and (iii) finalization of the DelPouch packaging. In the event of a conflict between the terms of this Agreement and the Development Plan, this Agreement shall control.

(b) *** The parties agree that they will meet within *** following the execution of this Agreement to *** of *** to be *** under this Agreement.

(c) Supply. Cardinal Health shall supply, and Purchaser shall purchase and pay for the Products, subject to the terms and conditions of this Agreement, including the Scope of Work. Subject to the terms of Section 5(d), Cardinal Health agrees that Purchaser shall have the following exclusive purchase rights during the Term of the Agreement:

(i) Purchaser shall have the exclusive right to purchase from Cardinal Health the EpiQuin Product (or any other product that contains hydroquinone as an active ingredient) in the DelPouch, but solely for use in the field of pigmentation disorders in the Territory, and solely to the extent they are available by prescription, but not including any such product in a DelPouch that is sold to a consumer without a prescription; and

(ii) Purchaser shall have the exclusive right to purchase from Cardinal Health the Benzoyl Peroxide Products (or any other product that contains benzoyl peroxide as the sole active ingredient) in the DelPouch for use in the Territory to the extent they are available by prescription, but not including any benzoyl peroxide product in a DelPouch that is sold to a consumer without a prescription.

(iii) Purchaser shall have the exclusive right to purchase from Cardinal Health the Benzoyl Peroxide Products as formulated with Microsponge in a tube for use in the Territory to the extent they are available by prescription, but not including any benzoyl peroxide product in a DelPouch that is sold to a consumer without a prescription, provided, however, that Cardinal Health shall be entitled to continue supplying two current customers (and their successors or assigns) of Cardinal

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Health affiliates, who are currently purchasing benzoyl peroxide Microsponge entrapment from Cardinal Health affiliates. Cardinal Health and its Affiliates agree not to supply benzoyl peroxide Microsponge entrapment, where benzoyl peroxide is the sole active ingredient, or the Microsponge to any third party (“Third Party Purchaser”) other than the two current customers unless the Third Party Purchaser agrees in writing not to market, use, or distribute such material, or supply it to others to market, use, or distribute in a prescription product in the Territory where benzoyl peroxide is the sole active ingredient.

For purposes of clarity, Cardinal Health agrees that Cardinal Health and its Affiliates shall not supply the Products, directly or indirectly, to any third party, including to its Affiliates, except (i) as set forth in subsection 2(c)(iii), or (ii) to the extent such Products are sold outside of the Territory, or (iii) to the extent such Products are available without a prescription, or (iv) in the case of the Benzoyl Peroxide Products, to the extent such Products contain another active ingredient in addition to benzoyl peroxide, or (v) in the case of the EpiQuin Products, to the extent such Products have an indication outside the field of treatment of pigmentation disorders.

(d) To the extent not prohibited by law, Purchaser shall not sell or distribute any Product to customers outside of the Territory or to any party whom Purchaser knows, or has reason to believe, may export a Product outside the Territory. Purchaser shall obtain a representation and warranty from third party customers purchasing the Product from SkinMedica that such customers shall use, sell or distribute the Products solely in the Territory. Purchaser shall take all reasonable actions within its legal rights and powers to cause such third parties to cease such exportation.

(g) Purchaser shall promote, market, and sell the Products only for use in the Territory. Purchaser shall use commercially reasonable efforts and make reasonable expenditures to market and promote sales of the Products for use in the Territory. Purchaser’s good faith efforts and expenditures will be at least comparable to Purchaser’s efforts and expenditures for other Purchaser products. Purchaser shall maintain a qualified sales organization sufficient to cover the Territory as accepted by industry standards, and Purchaser shall ensure that it gives proper coverage to the Products throughout the Territory on a regular basis. During the term of this Agreement, Purchaser shall not, without Cardinal Health’s prior written consent, directly or indirectly, manufacture, promote or sell any product containing benzoyl peroxide or EpiQuin in the concentrations identified in Attachment 2 other than those Products to be manufactured under this Agreement and the Tube Agreement.

(h) Trademark.

(i)	During the term of this Agreement, Cardinal Health grants to Purchaser a non-exclusive, royalty free license (without a right to sublicense) for the use of the trademarks identified in Attachment 3 attached hereto (each, a “Trademark”) in connection with the Products and Purchaser agrees that the Trademark shall appear on the Products in a manner as generally depicted in Attachment 3 and subject to review and approval by Cardinal Health. The Trademarks shall be used only in connection with, and subject to, the terms of this Agreement and only on the Products. Purchaser is further authorized to use, in connection with the foregoing, the Trademarks in Product related marketing material including the use of the Trademarks in publicity, advertising, signs, product brochures, cartons and other forms of advertising (“Marketing Material”) subject to the terms and conditions of this Agreement.

(ii)	Purchaser acknowledges the ownership of the Trademarks by Cardinal Health, agrees that it will do nothing inconsistent with such ownership, and agrees that all use of the Trademarks by Purchaser and all good will developed from such use shall inure to the benefit of and be on behalf of Cardinal Health. Purchaser agrees to maintain the integrity of the Trademarks, use the Trademarks in accordance with good customary trademark practice, and avoid taking any action that would in any manner impair or detract from the value of the Trademarks or the goodwill and reputation of Cardinal Health. Purchaser shall not use the Trademarks other than as strictly provided for herein.

(iii)	Purchaser shall cooperate with Cardinal Health in facilitating Cardinal Health’s control of the use of the Trademarks, including complying with the conditions set forth from time-to-time by Cardinal Health with respect to the style, appearance and manner of use of the Trademarks. Purchaser shall, if requested by Cardinal Health, place a notice on the Products and/or Marketing Material to identify the licensed use and the proprietary rights of Cardinal Health. Purchaser shall, prior to any application of a Trademark to any Product or use in Marketing Material, provide to Cardinal Health a sample of such proposed use for review and written approval. The proposed use of a Trademark shall be deemed approved unless Cardinal Health provides Purchaser with a written objection to the proposed use within seven (7) days of receipt of the sample. Marketing Material review and approval may include, without limitation, content, style, appearance, composition, timing and media.

(iv)	The trademark license shall terminate concurrently with the exclusive rights to purchase Product as set forth in Section 2 of this Agreement.

3. RAW MATERIALS AND ARTWORK

(a) Raw Material. Cardinal Health shall be responsible for procuring, inspecting and releasing adequate Raw Materials to Manufacture the Products. If Customer insists on a specific supplier to be used for a Raw Material, Customer shall be responsible for the timeliness of supply, quantity of supply and quality of supply of such Raw Materials. If Cardinal Health provides reasonable documentation indicating that the cost of any such Raw Material is greater than Cardinal Health’s costs for such Raw Material of equal quality from other vendors, Cardinal Health shall add the difference between Cardinal Health’s cost of the Raw Material and Customer’s mandated supplier’s cost to the Price of the Product. Customer will be responsible for all direct costs associated with qualification of a new supplier of a Raw Material not previously qualified by Cardinal Health.

(b) Artwork. Purchaser shall provide approved specifications for labeling and packaging and approved artwork, trade dress, advertising and packaging information (collectively “Artwork”) to be used by Cardinal Health to Manufacture the Product or approve such items in writing prior to procurement of Raw Materials. Artwork shall be considered a part of the Specifications.

(c) Reimbursement for Materials. Cardinal Health shall use reasonable commercial efforts to maintain appropriate quantity of Raw Materials to meet the Firm Commitment. In the event of (i) a Specification change for any reason; or (ii) expiration or termination of this Agreement for any reason, Customer shall bear the cost of any unused Raw Materials.

4. SHIPPING AND PAYMENT

(a) Shipping. Subject to the following provisions, all Product will be delivered F.O.B. the Facility. The common carrier shall be selected by Purchaser and title and risk of loss of the Product shall pass to Purchaser upon delivery by Cardinal Health. Purchaser shall insure the Product in transit.

(b) Payment. Cardinal Health shall invoice Purchaser ***; provided, however, that if Purchaser requests that Cardinal Health delay delivery beyond the delivery date specified in Purchaser’s Purchase Order, Cardinal Health shall invoice Purchaser on ***. Purchaser shall make full payment of each invoice to Cardinal Health, at the address specified on the invoice, no later than *** from the date of receipt of such invoice. If Purchaser has not made payment in full by the expiration of such *** period, Cardinal Health may, at its option elect to: (i) charge a late payment fee on such unpaid amount equal to *** per month of such unpaid amount; or (ii) suspend any further deliveries hereunder until such invoice is paid in full.

(c) Bill and Hold. If Purchaser fails to take delivery on any scheduled Delivery Date, Purchaser shall be invoiced on the first day of each month for reasonable administration and storage costs. For each such lot of undelivered Product, Purchaser agrees that: (i) Purchaser has made a fixed commitment to purchase such Product, (ii) risk of ownership for such Product passes to Purchaser, (iii) such Product shall be on a bill and hold basis for legitimate business purposes, (iv) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Purchaser within four months after billing, and (v) Purchaser will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control. Within *** following a written request from Cardinal Health, Purchaser shall provide Cardinal Health with a letter confirming items (i) through (v) of this Section for each batch of undelivered Product.

(d) Advance Payment. If at any time, in Cardinal Health’s reasonable determination, Purchaser’s credit is materially impaired, Cardinal Health shall have the right to require payment in advance before making any further shipment of the Product. If Purchaser shall fail, within a reasonable time, to make such payment in advance, or if Purchaser shall fail to make payment when due, Cardinal Health shall have the right, at its option, to suspend any further deliveries hereunder until such default is corrected, without thereby releasing Purchaser from its obligations under this Agreement.

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5. DEVELOPMENT FEES, PRICING, AND MINIMUM VOLUMES

(a) Development Fees. Purchaser has previously paid Cardinal Health the development fee for the EpiQuin Products under the Tube Agreement. Purchaser shall pay Cardinal Health a prototype development fee of *** for the Benzoyl Peroxide Products upon execution of this Agreement. Purchaser shall pay *** of the prototype development fee for Benzoyl Peroxide Products on the Effective Date and the remaining *** upon completion of the development of three prototype formulations for the Benzoyl Peroxide Products. Cardinal Health agrees to use commercially reasonable efforts to complete development of the three prototype formulations by June 30, 2003.

(b) Product Price. Purchaser shall pay to Cardinal Health the price for Manufacturing and supplying the Product, as set forth in Attachment 5 attached hereto (“Price”). Any tax (other than Cardinal Health’s income or franchise taxes), however denominated and measured, imposed upon the Product or upon its Manufacture, production, packaging, storage, inventory, sale, distribution, transportation, delivery, use or consumption shall be paid by Purchaser.

(c) Price Adjustments. The Price is subject to adjustment *** per Contract Year, effective on each anniversary date of this Agreement, upon *** written notice from Cardinal Health to Purchaser in an amount up to ***. In addition to the foregoing, Cardinal Health shall be entitled to pass through the actual amount of all price increases for Raw Materials beyond the *** that are reasonably documented by Cardinal Health to Purchaser. Upon request, Cardinal Health shall provide reasonable supporting documentation for such increases.

(d) Minimum Requirement.

(i) Purchaser shall purchase the minimum volume of *** units of EpiQuin Product (“Minimum EpiQuin Requirement”) during each twelve (12) month period, the first of which shall begin upon first acceptance of a shipment of an EpiQuin Product by Purchaser. A unit is a single DelPouch sample or single use trade size. One (1) trade size tube equals sixty (60) units of EpiQuin Product. The parties further agree that Purchaser’s purchase of EpiQuin Products from Enhanced Derm Technologies, Inc. (“EDT”) under the Tube Agreement shall count towards the Minimum EpiQuin Requirement. If Purchaser does not submit purchase orders to Cardinal Health with delivery dates sufficient to meet such Minimum EpiQuin Requirement during each applicable *** period, at least *** prior to end of such *** period, Cardinal Health shall provide Purchaser a written notice of its failure to satisfy the Minimum EpiQuin Requirement. If Purchaser does not respond to such written notice within *** and ***, Cardinal Health may convert the exclusive purchase rights granted by Cardinal Health to Purchaser for the EpiQuin Products under Section 2(c)(i) to non-exclusive purchase rights for the EpiQuin Products.

(ii) Purchaser shall purchase the minimum volume of *** units of the Benzoyl Peroxide Products in DelPouch (“Minimum BPO DelPouch Requirement”) and

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*** of Benzoyl Peroxide Products (“Minimum BPO Tube Requirement”) during each *** period, the first *** period to begin upon first acceptance of a shipment of a Benzoyl Peroxide Product by Purchaser. A unit is a single DelPouch sample or single use trade size. If Purchaser does not submit purchase orders to Cardinal Health with delivery dates sufficient to purchase the Minimum BPO DelPouch Requirement or the Minimum BPO Tube Requirement during each applicable *** period, at least *** prior to end of such *** period, Cardinal Health shall provide Purchaser a written notice of its failure to satisfy such requirements and the parties shall have the following options:

(a) If (i) Purchaser submits purchase orders to Cardinal Health with delivery dates sufficient to purchase *** units of Benzoyl Peroxide Products in DelPouch, and (ii) Purchaser does not pay to Cardinal Health the difference between the total amount Purchaser would have paid to Cardinal Health if Purchaser had purchased *** units of Benzoyl Peroxide Product in DelPouch and the sum of all purchases of Benzoyl Peroxide Product in DelPouch from Cardinal Health during such *** period, then Cardinal Health may convert the exclusive purchase rights granted by Cardinal Health to Purchaser for the Benzoyl Peroxide Products under Section 2(c)(ii) to non-exclusive purchase rights for the Benzoyl Peroxide Products.

(b) If (i) Purchaser submits purchase orders to Cardinal Health with delivery dates sufficient to purchase less than *** of Benzoyl Peroxide Products in DelPouch, and (ii) Purchaser does not pay to Cardinal Health the difference between the total amount Purchaser would have paid to Cardinal Health if Purchaser had purchased *** units of Benzoyl Peroxide Product in DelPouch and the sum of all purchases of Benzoyl Peroxide Product in DelPouch from Cardinal Health during such *** period, then Cardinal Health shall have the right to terminate the exclusive purchase rights in Section 2(c)(ii) and terminate its supply to Purchaser of the Benzoyl Peroxide Products in a DelPouch.

(c) If (i) Purchaser submits purchase orders to Cardinal Health with delivery dates sufficient to purchase *** units of Benzoyl Peroxide Products in a tube, and (ii) Purchaser does not pay to Cardinal Health the difference between the total amount Purchaser would have paid to Cardinal Health if Purchaser had purchased *** units of Benzoyl Peroxide Product in a tube and the sum of all purchases of Benzoyl Peroxide Product in a tube from Cardinal Health during such *** period, then Cardinal Health may convert the exclusive purchase rights granted by Cardinal Health to Purchaser for the Benzoyl Peroxide Products in a tube under Section 2(c)(iii) to non-exclusive purchase rights for the Benzoyl Peroxide Products.

6. FORECAST, PURCHASE AND SUPPLY

(a) Purchase and Supply. During the Term of this Agreement and subject to subsection (d) of this Section 6, Purchaser shall purchase and Cardinal Health shall supply such quantities of Product as shall be set forth on Purchase Orders issued by Purchaser to Cardinal Health under this Agreement. Cardinal Health agrees to use commercially reasonable efforts to accept all Purchase Orders submitted by Purchaser for the purchase of the Products.

(b) Forecasts. Within ten (10) days after the Effective Date, and thereafter on the first day of each calendar month during the term of this Agreement, Purchaser will provide Cardinal Health with a written twelve (12) month rolling forecast (commencing with the

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immediately following month) of the quantity of Product which Purchaser expects to require from Cardinal Health during each of the next twelve (12) months (“Forecast”). The first *** of the rolling Forecast shall be firm and binding upon Purchaser (“Firm Commitment”). Further, with regards to the next *** of the rolling Forecast, Purchaser agrees to submit Purchase Orders for at least *** of such rolling Forecast, and Cardinal Health agrees to accept all Purchase Orders up to *** of such rolling Forecast. Cardinal Health shall use commercially reasonable efforts to accept all Purchase Orders submitted by Purchaser in excess of the *** of such rolling Forecast. The following *** of the rolling Forecast shall constitute non-binding good faith estimates. Purchaser’s Forecast shall include (i) the required Delivery Date for the binding portion of the Forecast, (ii) the quantity of Product to be delivered and (iii) the lot numbers to be applied to such Product.

(c) Purchase Order. Purchaser shall submit Purchase Orders for the Firm Commitment portion of the Forecast at least *** prior to the requested Delivery Date. Within *** of receipt of a Purchase Order, Cardinal Health shall notify Purchaser in writing whether Cardinal Health has accepted such Delivery Dates or if not, shall, specify alternate Delivery Dates. Cardinal Health shall make reasonable commercial efforts to accept the requested Delivery Date.

(d) Orders Greater than Forecast. Cardinal Health shall use its commercially reasonable efforts within its existing capacity to supply the quantity of Product ordered as set forth on the relevant Purchase Order, regardless of the quantity forecast by Purchaser subject to the capacity limitations of Cardinal Health’s Manufacturing equipment and the Facility.

(e) Amendment of Purchase Orders. Cardinal Health will use commercially reasonable efforts to accommodate a request by Purchaser to amend a Purchase Order to increase or decrease the quantity of Product to be delivered, provided, however, that the foregoing shall not affect or diminish Purchaser’s liability under the Firm Commitment portion of the Forecast or the Minimum Requirement. In the event such amendment causes an increase in Cardinal Health’s cost to perform the Manufacturing, the Price shall be increased to reflect such increased cost. Cardinal Health shall notify Purchaser of such cost increase promptly after Cardinal Health’s receipt from Purchaser of the amended Purchase Order, and the increase in such prices shall be effective for the first lot of Product Manufactured after the implementation date of such amendment.

(f) Terms of Agreement Govern. No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of any party’s purchase orders, Cardinal Health quotations, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any Purchase Order, Specification or other document that is in addition to or inconsistent with the terms of this Agreement.

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7. SPECIFICATION CHANGES

The Product Specifications and the manufacturing process agreed to by the parties shall not be supplemented, modified or amended in any respect without the prior written agreement of the Parties. If either party requests a change to the Product Specifications, including the Manufacturing process, and the other party agrees with such change, the parties shall agree in writing to the exact changes, as well as any change in Price associated with such change.

8. COMPLIANCE WITH AGENCY REGULATIONS

The parties agree to comply in all material respects with all laws and regulations of any Agency. Cardinal Health has and shall maintain all necessary or required registrations, permits, licenses and authorizations to Manufacture the Products at the Facility. Purchaser shall obtain and maintain all registrations, permits, licenses and authorizations from all Agencies necessary or required for the sale, distribution, shipping, marketing, use or entering into commerce of any Product. Further, to the extent Purchaser must obtain any permits or licenses necessary to Manufacture the Products at the Facility, Purchaser shall obtain and maintain all such registrations, permits, licenses and authorizations and Cardinal Health agrees to provide Purchaser all reasonable assistance required to obtain or maintain such registrations, permits, licenses, and authorizations.

9. FACILITY

(a) Manufacturing/Manufacturing. Cardinal Health hereby agrees to perform the Manufacturing at its Facility and shall not subcontract any portion of the Manufacture to any other location without the prior written consent of Purchaser.

(b) Compliance with Laws. Cardinal Health will comply, in all respects, with all local applicable laws, rules and regulations relating to the services to be provided by Cardinal Health under this Agreement. Cardinal Health shall also be responsible for adopting and enforcing safety procedures for the handling and Manufacture of the Product at the Facility and the proper handling and disposal of any waste relating to the Product.

(c) Agency Inspection and Communications. Cardinal Health hereby agrees to advise Purchaser promptly of (i) any proposed or unannounced inspection of the Product or Manufacturing process or procedures by any Agency and will, to the extent practicable, permit Purchaser to be present during any such inspection, and (ii) any other communication it receives from an Agency relating to any of the Products. If Purchaser is not present during such an inspection, Cardinal Health shall promptly provide a report of the results of the inspection to Purchaser.

(d) Purchaser Technical Representative. During the term of this Agreement, Purchaser shall have the right to have one or more technical representatives present in the area of the Facility where the Manufacturing is being conducted (or at another mutually agreeable time) to (i) review the Manufacturing; (ii) review any relevant records in connection with such Manufacturing and assess its compliance with cGMP and the Specifications; and (iii) discuss any related issues with Cardinal Health’s management personnel. Purchaser’s technical representatives, when on-site (including during any inspection conducted pursuant to Section 9(c)), shall comply with Cardinal Health’s rules and regulations. Purchaser shall indemnify and hold Cardinal Health and its Affiliates harmless from all liability, including claims for workers’ compensation, resulting from the presence of Purchaser’s technical representatives at the Facility.

(e) Audit. Purchaser shall have the right during normal business hours, and upon at least *** written notice to Cardinal Health, to inspect and audit in a reasonable manner those portions of the Facility in which Manufacturing is conducted in order to ensure Cardinal Health’s compliance with its obligations under this Agreement. Purchaser and its authorized representatives will have the right to conduct *** quality compliance audit. Additional audits shall only be permitted upon agreement of both parties.

(f) Product Information. Purchaser, at its expense, shall furnish Cardinal Health with all available health, safety and environmental information in its possession necessary for the Manufacture of the Product by Cardinal Health hereunder, including without limitation, material safety data sheets.

10. QUALITY OF MANUFACTURING

(a) Sampling and Testing of Products. Cardinal Health is responsible for all sampling and testing of the Products to assure that the Products are in conformity in all respects with the Specifications. Prior to each shipment of Product, Cardinal Health shall provide Purchaser a Certificate of Analysis in customary form attesting to the quality of each batch contained within the shipment, including review and approval by the appropriate quality unit of all batch production and control records. Purchaser, upon receipt of Products from Cardinal Health, shall have *** to inspect such Products. Any Product that is not rejected by Purchaser within *** of receipt of the Products from Cardinal Health shall be deemed to have been accepted by Purchaser. In the event Purchaser believes that the Products do not conform in all material respects to the Specifications, Purchaser shall send to Cardinal Health, via overnight delivery service or certified mail, return receipt requested, within *** of discovery of the defect, a notice of rejection along with samples of the rejected Products. Products that Cardinal Health agrees are defective or non-conforming will be replaced by Cardinal Health in accordance with Section 10(b). If Cardinal Health does not agree with Purchaser’s determination that the Products fail to meet the Specifications in all material respects, the rejected Products shall be submitted to a mutually acceptable third party testing laboratory, which shall determine whether such Products conform in all material respects to the Specifications. The parties agree that such testing laboratory’s determination shall be final and the costs of such testing will be paid by the non-prevailing party.

(b) Replacement of Defective Products. Subject to subsection (a), Cardinal Health shall replace, at its sole expense, all Product that does not conform to the Specifications with conforming Product. THE OBLIGATION OF CARDINAL HEALTH TO REPLACE DEFECTIVE PRODUCT AS PROVIDED IN THIS SECTION 10 SHALL BE PURCHASER’S EXCLUSIVE REMEDY UNDER THIS AGREEMENT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

(c) Recalls. In the event Cardinal Health believes a recall, field alert, Product withdrawal or field correction may be necessary for any Product provided under this Agreement, Cardinal Health shall immediately notify Customer in writing. Cardinal Health will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Customer, unless otherwise required by Applicable Laws. In the event Customer believes a recall, field alert, Product withdrawal or field correction may be necessary for any

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Product provided under this Agreement, Customer shall immediately notify Cardinal Health in writing and Cardinal Health shall provide all necessary cooperation and assistance to Customer. The cost of any recall, field alert, Product withdrawal or field correction shall be borne by Cardinal Health solely to the extent such recall, field alert, or Product withdrawal or field correction is a result of Cardinal Health’s breach of its obligations under this Agreement or Applicable Laws or its negligence or willful misconduct; otherwise, Purchaser shall bear the cost of such recall, field alert, Product withdrawal or field correction. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Customer for such recall, withdrawal or correction. Defective Product shall be replaced in accordance with the terms and conditions set forth in Section 10(b).

(d) Quality Agreement. Within three (3) months following the execution of this Agreement, the parties shall execute a quality agreement (“Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

11. MANUFACTURING REPRESENTATIONS AND WARRANTIES

Cardinal Health represents and warrants that, at the time of delivery, (i) the Products supplied to Purchaser and the Manufacturing provided hereunder shall comply in all respects with the Specifications, cGMPs, and applicable laws, rules and regulations within each Territory, (ii) the Product shall not be adulterated or misbranded within the meaning of the Food Drug and Cosmetic Act (“Act”) or be an article which may not, under the provisions of Sections 404 and 405 of the Act be introduced into interstate commerce, (iii) the Products are labeled and packaged in accordance with Purchaser’s Specifications for labeling and packaging, (iv) the Products shall have a *** from the date of manufacture, and ***. THE WARRANTY SET FORTH IN THIS SECTION 11 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 11, CARDINAL HEALTH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MANUFACTURE OF THE PRODUCTS.

12. GENERAL REPRESENTATIONS AND WARRANTIES

(a) Existence and Power. Each Party hereby represents and warrants to the other Party that such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

(b) Authorization and Enforcement of Obligations. Each Party hereby represents and warrants to the other Party that such Party (i) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

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(c) No Consents. Each Party hereby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Agencies and other persons required to be obtained by such Party in connection with the Agreement have been obtained.

(d) No Conflict. Each Party hereby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder and thereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such Party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

(e) Legal Authority For Sale of Product. Purchaser has (or will have, prior to delivery to Purchaser) obtained all permits, licenses or authorizations from any applicable Agency necessary or required for the sale, marketing or entering into commerce of any Product.

(f) Ownership of Intellectual Property. Cardinal Health represents and warrants that it owns all rights, title, and interest in the Cardinal Health Patents and related know-how and the Cardinal Health Materials, free of any liens and encumbrances.

13. INTELLECTUAL PROPERTY

(a) Ownership of Intellectual Property.

(i)	All Cardinal Health Materials, including without limitation, all improvements, developments, derivatives or modifications to the Cardinal Health Materials shall be owned exclusively by Cardinal Health.

(ii)	All Purchaser Materials, including, without limitation, all improvements, developments, derivatives or modifications to the Purchaser Materials and Purchaser Confidential Information shall be owned exclusively by Purchaser.

(b) Trademarks. Each Party acknowledges the validity of the title of the other Party to any and all trademarks that may be used in conjunction with such other party’s performance of its obligations hereunder. No right, title or interest in and to such trademarks is granted by this Agreement other than the trademark license granted in Section 2(d) herein, and each party agrees not to use the other party’s trademarks other than in conjunction with such party’s performance of its obligations hereunder.

14. INTELLECTUAL PROPERTY ENFORCEMENT

(a) Notification of Infringement. Each party shall promptly notify the other of any material infringement of, or attack upon, any Cardinal Health Patent or Trademark by a third party or parties, as soon as the notifying party learns of such infringement, and shall provide the other party with any available evidence of such infringement or attack.

(b) Third Party Claims. Cardinal Health agrees to defend or settle any claim of infringement made by others alleging that Cardinal Health’s Manufacture of the Products infringes any third party’s intellectual property rights. Cardinal Health shall keep Purchaser fully informed of the progress of such proceedings. Any such action shall be at Cardinal Health’s expense.

(c) Enforcement. Cardinal Health shall have the right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any Cardinal Health Patents covering the manufacturing, use, importation, sale or offer for sale of the Products by counsel of its own choice. Cardinal Health shall have the sole right to control such action and any damages or other monetary awards recovered pursuant to this Section 14 shall be for the account of Cardinal Health.

15. CONFIDENTIALITY

(a) Confidentiality. Cardinal Health and Purchaser agree to keep secret and confidential any and all information (“Confidential Information”) either disclosed hereunder or through any prior disclosure and not to disclose such Confidential Information to any person or entity, except (i) to employees, Affiliates, agents or representatives of each party having a need to know the information in order to fulfill such party’s obligations hereunder; or (ii) as required by an applicable Agency. The parties shall use the Confidential Information solely for the purpose of carrying out the obligations contained in the Agreement. The obligations imposed by this Section shall not apply to any Confidential Information:

(i)	which at the time of disclosure is in the public domain;

(ii)	which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving party;

(iii)	which at the time of disclosure is already in the receiving party’s possession, except through prior disclosure by Cardinal Health, Purchaser or an Affiliate of either of them, and such possession can be properly documented by the receiving party in its written records, and was not made available to the receiving party by any person or party owing an obligation of confidentiality to the disclosing party;

(iv)	which is rightfully made available to the receiving party from sources independent of the disclosing party;

(v)	which is required to be disclosed in the course of litigation or other legal or administrative proceedings; or

(vi)	which is required to be disclosed by law;

provided that in all cases the party receiving the Confidential Information shall, to the extent permitted, give the other party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of the Confidential Information.

(b) Term. The obligation of confidentiality and nonuse set forth in this Section 15 shall survive for a period of five (5) years beyond the termination or expiration of this Agreement.

(c) Ownership of Confidential Information. Confidential Information shall remain the exclusive property of the disclosing party. In no event shall either party’s Confidential Information, technology, know-how, intellectual property (or rights thereto) become the property of the other party.

16. TERM AND TERMINATION

(a) Term. The term of this Agreement, unless sooner terminated as provided below, shall begin on the Effective Date and shall continue to the tenth (10th) anniversary of the Effective Date. The Agreement may be renewed thereafter upon the mutual written agreement of the parties.

(b) Immediate Termination. Either party shall have the right to immediately terminate this Agreement if (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within ***; (ii) if either party materially breaches any of the provisions of this Agreement, and such breach is not cured within *** after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; or (iii) if any required license, permit or certificate required of the other party is not approved and/or issued, or is revoked, by any applicable Agency; provided that such other party may no longer appeal such decision or reapply or otherwise pursue such permit, license or certificate.

(c) Duties Upon Termination. In the event of termination, Cardinal Health shall promptly return (i) all Raw Materials paid for by Purchaser and (ii) any other Product or material being stored for Purchaser, to Purchaser at Purchaser’s expense. Cardinal Health shall have no obligation to return the foregoing until all outstanding invoices sent by Cardinal Health to Purchaser have been paid in full. Purchaser shall also be required to pay, at the applicable price set forth in the relevant Purchase Order for completed but not yet shipped Products, Products in process and Products shipped but not yet invoiced. Purchaser shall specify the location in the continental United States to which delivery, at Purchaser’s expense, of the foregoing is to be made. Confidential Information exchanged between Purchaser and Cardinal Health shall be promptly returned upon any expiration or termination of the Agreement.

(d) License Termination. In the event of expiration of this Agreement or termination of this Agreement for any reason, the licenses granted hereunder by Cardinal Health to Purchaser shall terminate, and shall revert to Cardinal Health, and Purchaser shall not thereafter make any use whatsoever of the Cardinal Health Trademarks. In the event of such termination of the licenses hereunder, Cardinal Health shall, however, grant Purchaser sufficient time to sell off its existing inventory of the Products, provided that Purchaser shall continue to pay any Royalty payable thereon as provided in this Agreement. Purchaser shall promptly return or provide to Cardinal Health all Confidential Information of Cardinal Health.

(e) Continuing Obligations. The rights and obligations of each of the parties hereto under any provision of this Agreement, which, by its terms, is intended to survive beyond the term of this Agreement, shall continue notwithstanding the expiration or termination of this Agreement for any reason.

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17. FORCE MAJEURE

If either party shall be delayed in making any delivery in whole or in part, by reason of Force Majeure, such delay shall be excused during the continuance of and to the extent of such Force Majeure; provided that if, as a consequence of any such Force Majeure, the total demands for Cardinal Health’s products or services cannot be supplied by Cardinal Health, Cardinal Health may, at its option, allocate its available supply among Purchaser and its other Purchasers on such basis as Cardinal Health reasonably deems fair and practicable, without liability for any failure to perform this Agreement. Cardinal Health shall promptly notify Purchaser of the termination of such event. Delivery shall be made and taken as soon as reasonably possible after the removal of such cause, and the time for performance of this Agreement shall be extended for a period equal to the duration of such cause, provided that if such delay exceeds one hundred twenty (120) days, either party may terminate this Agreement, subject to the duties set forth in Section 16(c).

18. TECHNOLOGY TRANSFER

(a) Upon the completion of Development Phase for each Product, Cardinal Health shall assist Purchaser in qualifying a second source selected by Purchaser (“Substitute Manufacturer”) to manufacture such Products in a tube presentation for Purchaser, providing technical assistance and documentation as necessary, at Purchaser’s expense. Such assistance shall include such manufacturing technology and know-how so as to permit the Substitute Manufacturer to Manufacture such Product in the tube presentation. Cardinal Health agrees to cooperate with Purchaser to facilitate any technology transfer to the Substitute Manufacturer required in furtherance of the foregoing. The Substitute Manufacturer shall be used to produce a Product for sale only in the circumstances as set forth in Section 18(b) below. For purposes of clarity, Cardinal Health shall not be required to transfer technology related to the DelPouch or Microsponge, except to the extent necessary to fill Microsponge entrapped with active and inactive ingredients into a tube. Prior to such transfer, the Substitute Manufacturer shall be required to sign a confidentiality and non-use agreement at least as restrictive as that set forth in Section 15 of this Agreement.

(b) If for any reason Cardinal Health is unable to supply any Product to Purchaser or provide sufficient quantity of Product to meet Purchaser’s Minimum Purchase Requirements under this Agreement, after advance written notice to Cardinal Health from Purchaser and an opportunity to cure not to exceed an additional ***, Purchaser shall have the right to manufacture, or have manufactured by the Substitute Manufacturer, the Product in a tube presentation, provided that such right shall not include the right to manufacture the Microsponge or DelPouch. Purchaser’s Minimum Purchase Requirements, and payment obligations to Cardinal Health pursuant to this Agreement, shall be temporarily suspended until Cardinal Health can resume its manufacturing obligations or the expiration of any substitute manufacturing or supply agreement entered into by Purchaser with the substitute manufacturer. Notwithstanding the foregoing, Cardinal Health shall have no obligation to transfer DelPouch packaging components, equipment or related technology to any third party.

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(c) Cardinal Health shall provide Purchaser with data on the chemical and physical properties, toxicity, and handling, storing, and shipping information for any materials supplied to Purchaser by Cardinal Health and any other information available to Cardinal Health that is necessary for the safe conduct of the manufacturing of the applicable Product by Purchaser or the Substitute Manufacturer. Cardinal Health shall supply Purchaser with pertinent information regarding health or safety hazards to workers relating to materials supplied to Purchaser by Cardinal Health. Cardinal Health shall update all of such information provided to Purchaser as such information becomes available to Cardinal Health.

(d) In the event of any transfer of manufacturing responsibilities pursuant to this Article 18, Cardinal Health shall make available to Purchaser, and Purchaser shall purchase, Purchaser’s minimum requirements of Microsponge components entrapped with the appropriate active and inactive ingredients, as the case may be. The Parties shall negotiate in good faith with respect to the appropriate price for such Microsponge components, and, in any event, Cardinal Health shall offer such Microsponge components to Purchaser on terms no less favorable than the price attributable to the Microsponge components included in Product previously supplied pursuant to this Agreement. Cardinal Health shall have no obligations with respect to sale of DelPouch components, equipment or related technology.

(e) At such time as Purchaser shall have the right to manufacture, or have manufactured, any Product in accordance with this Article 18, Cardinal Health shall be deemed to have granted to Purchaser a license under all of Cardinal Health’s patents and related know-how (and any improvement or modification thereof) to make, have made, use, have used, offer for sale, and import such Product in the Territory, but only for such period of time that Cardinal Health is unable to supply the Products in accordance with the terms of this Agreement, and (i) with respect to the EpiQuin Products, only for use in the field of pigmentation disorders, and only to the extent such Product is available by prescription, and (ii) with respect to the Benzoyl Peroxide Products, only to the extent such Product is available by prescription. Such license shall bear no royalties, other than payments for Microsponge components in accordance with Section 18(d) above.

19. INDEMNIFICATION

(a) Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold Cardinal Health, its Affiliates, and their respective agents, employees, officers, directors and representatives harmless from and against any and all costs, expenses, liabilities, claims, damages, demands, actions, judgments, losses and fees, including attorneys’ fees and costs (“Liability”) arising from any third party claim that is the result of: (1) the marketing, shipping, sale, distribution, possession or use of any Product, (2) any breach of this Agreement by Purchaser, including, without limitation, any representation or warranty contained herein, (3) the negligence or willful misconduct of Purchaser, or (4) any claim of infringement or alleged infringement of any third party rights as a result of the marketing, shipping, sale, distribution or use of any Product; provided, however, that Purchaser shall have no indemnity obligation to the extent that any such Liability is due to the negligence or willful misconduct of Cardinal Health, its Affiliates, and their respective agents, employees, officers, directors and representatives.

(b) Indemnification by Cardinal Health. Cardinal Health agrees to defend, indemnify and hold Purchaser, its Affiliates and their respective agents, employees, officers, directors and representatives harmless from and against any and all Liability arising from any third party claim that is the result of: (1) any breach of this Agreement by Cardinal Health, including, without limitation, any representation or warranty contained herein, (2) the negligence or willful misconduct of Cardinal Health, or (3) any claim of infringement or alleged infringement of any third party rights as a result of the Manufacture of the Product; provided, however, that Purchaser shall have no indemnity obligation to the extent that any such Liability is due to the negligence or willful misconduct of Purchaser, its Affiliates, and their respective agents, employees, officers, directors and representatives.

(c) Procedure for Indemnification. Upon receiving notice of any claim for liability under this provision, the indemnified party shall promptly notify the indemnifying party in writing; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnification provided for in this Agreement. The indemnified party shall use commercially reasonable efforts to mitigate the effects of such claim and shall reasonably cooperate with the indemnifying party in the defense of such claim. The indemnifying party may, in its sole discretion and at its sole cost, assume and conduct the legal defense of the indemnified party in any suit that could result in claims under this provision, which such conduct shall include the authority to settle any such claim.

20. LIMITATION OF LIABILITY

(a) IN NO EVENT SHALL CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY OF CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER SECTION 19 OR ANY OTHER PROVISION OF THIS AGREEMENT, EXCEED THE TOTAL FEES PAID BY PURCHASER TO CARDINAL HEALTH FOR THE PACKAGING OF THE PRODUCT WHICH WAS INVOLVED IN CAUSING ANY CLAIMS, DAMAGES, LOSSES, COSTS OR EXPENSES.

(b) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES, DAMAGES, COSTS OR EXPENSES OF ANY NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS, DATA OR USE, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21. INSURANCE

(a) During the Term, Cardinal Health will obtain and maintain comprehensive general liability insurance (including broad form general liability, completed operations and product liability, personal injury liability, blanket contractual liability and broad form property damage liability) with limits of not less than *** combined single limit for bodily injury and property damage liability per occurrence and annual aggregate. During the Term, Cardinal Health will obtain and maintain worker’s compensation insurance as required under applicable law and employer’s liability insurance with a limit of not less than ***. With respect to all insurance coverage required under this Section 21(a):

(i)	Cardinal Health will furnish Purchaser with certificates of insurance evidencing at least the required coverage as soon as practicable after the Effective Date and each anniversary of the Effective Date during the Term); and

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(ii)	Cardinal Health will endeavor to have such policy include provisions for at least thirty (30) business days prior written notice of any materials change or cancellation (whether for non-payment or otherwise).

(b) Purchaser. During the Term, Purchaser will obtain and maintain comprehensive general liability insurance (including broad form general liability, completed operations and products liability, personal injury liability, blanket contractual liability and broad form property damage liability) with limits of not less than *** combined single limit for bodily injury and property damage liability per occurrence and annual aggregate, containing a cross liability or severability of interests clause. During the Term, Purchaser will obtain and maintain worker’s compensation insurance as required under applicable law and employer’s liability insurance with a limit of not less than ***. With respect to such insurance coverage required under this Section 21(b):

(i)	Purchaser will furnish Cardinal Health with certificates of insurance evidencing at least the required coverage as soon as practicable after the Effective Date and each anniversary of the Effective Date during the Term; and

(ii)	Purchaser will endeavor to have such policy include provisions for at least thirty (30) business days prior written notice of any materials change or cancellation (whether for non-payment or otherwise);

(iii)	the comprehensive general liability policy shall name Cardinal Health as an additional insured and this provision shall be evidenced on the above referenced certificate of insurance being provided to Cardinal Health.

22. NOTICES

Notices or other communications required or permitted by this Agreement shall be given in writing, and shall be deemed to have been given when deposited in the United States mail, return receipt requested and postage prepaid, or on the day following delivery of such notice to a major overnight delivery service. All notices shall be addressed to the parties as follows:

To Cardinal Health:

Cardinal Health, STG Puerto Rico

Bo. Junquito

Road 925 Km. 6.1Humacao, Puerto Rico 00791

Attn: VP/GM

Fax: 787-852-7920

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with copy to:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Attn: General Counsel, Cardinal Health Pharmaceutical

            Technologies & Services

Fax: 614-757-5051

To Purchaser:

SkinMedica, Inc.

5909 Sea Lion Place, Suite H

Carlsbad, CA 92008

Attn: President

Fax: (760) 448-3601

with copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, CA 92130

Attn: Scott N. Wolfe

Fax: 858-523-5450

23. CHOICE OF LAW/VENUE

The laws of the State of Delaware shall govern any dispute arising out of or under this Agreement, notwithstanding the conflict of laws principles of the State of Delaware.

24. ASSIGNMENT

This Agreement shall not be assigned by either party, except with the written consent of the other party; provided, however that either party may assign this Agreement to any of its Affiliates or to the Purchaser of all or substantially all of its assets, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of such party without the consent, written or otherwise, of the other party.

25. ARBITRATION

If a dispute, controversy or disagreement (“Dispute”) arises between the parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents of Cardinal Health and Purchaser for their consideration and resolution. If the presidents cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding Alternative Dispute Resolution (ADR) in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in New York, NY.

26. RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall create a joint venture or partnership between the parties. Cardinal Health shall be an independent contractor in performing its obligations. Neither party shall be liable for any of the debts or obligations of the other and neither party shall have any authority or right to act for or incur any liability of any kind, express or implied, on the name of or on behalf of the other party.

27. PUBLICITY

Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

28. MISCELLANEOUS

(a) Entire Agreement. This Agreement and all Purchase Orders, Purchase Order notifications, Cardinal Health quotations, and Specifications issued pursuant to this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties except as specifically set forth herein.

(b) Counterparts, Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be one and the same Agreement. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

(c) Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Purchaser. For purposes of this Section 28(c), Cardinal Health, its Affiliates, parent or related entities shall be deemed to be a single creditor.

(d) Titles. The headings appearing at the beginning of the numbered Articles and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.

(e) Modifications. No changes, modifications or waivers of any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each party.

(f) Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(g) Waiver. The failure on the part of any party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

(h) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, Purchaser and Cardinal Health have executed this Agreement on the date first set forth above.

SkinMedica, Inc.		Cardinal Health P.R. 409 B.V.

By:	/s/ Rex Bright	By:	/s/ John Lowmy
Name:	Rex Bright	Name:	John Lowmy
Title:	President and CEO	Title:	President, O.T.
Date:	March 31, 2003	Date:	March 31, 2003